UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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SUPPORTSOFT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPORTSOFT, INC.
1900 Seaport Boulevard, 3rd Floor
Redwood City, California 94063
(650) 556-9440

April 9, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of SupportSoft, Inc. that will be held on Wednesday, May 23, 2007, at 4:00 p.m., local time, at the Company’s headquarters, located at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Company’s 2006 Annual Report on Form 10-K is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Ken Owyang
Chief Financial Officer, Senior Vice President of Finance and Administration and Corporate Secretary

SUPPORTSOFT, INC.

Notice of Annual Meeting of Stockholders
to be held May 23, 2007

To the Stockholders of SupportSoft, Inc.:

The Annual Meeting of Stockholders of SupportSoft, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters, located at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063, on Wednesday, May 23, 2007, at 4:00 p.m., local time, for the following purposes:

1.      To elect directors to serve until the 2008 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2.      To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.      To transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) of the Annual Meeting.

Stockholders of record as of the close of business on March 31, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063, for ten days before the meeting.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors,

Ken Owyang
Chief Financial Officer, Senior Vice President of Finance and Administration and Corporate Secretary

Redwood City, California
April 9, 2007

SUPPORTSOFT, INC.
1900 Seaport Boulevard, 3rd Floor
Redwood City, California 94063

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of SupportSoft, Inc. (the “Company” or “SupportSoft”) for use at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063, on Wednesday, May 23, 2007, at 4:00 p.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 556-9440.

The Company’s 2006 Annual Report on Form 10-K, containing financial statements and financial statement schedules required to be filed for the year ended December 31, 2006, is being mailed together with these proxy solicitation materials to all stockholders entitled to vote. This Proxy Statement, the accompanying Proxy and the Company’s Annual Report on Form 10-K will first be mailed on or about April 12, 2007 to all stockholders entitled to vote at the meeting.

The Company will provide copies of exhibits to the Annual Report on Form 10-K to any requesting stockholder upon the request of the stockholder made in writing to SupportSoft, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063, Attention: Investor Relations. The request must include a representation by the stockholder that, as of March 31, 2007, the stockholder was entitled to vote at the Annual Meeting.

Record Date and Share Ownership

Stockholders of record at the close of business on March 31, 2007 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. The Company has one class of stock issued and outstanding, designated as common stock, $0.0001 par value per share. As of the Record Date, approximately 45,486,342 shares of the Company’s common stock were issued and outstanding and entitled to vote.

How You Can Vote

Stockholders of record may vote their shares at the Annual Meeting either in person or by proxy. To vote by proxy, stockholders should mark, date, sign and mail the enclosed proxy form in the prepaid envelope. Returning a proxy form will not affect a stockholder’s right to vote if the stockholder attends the Annual Meeting and wishes to vote in person.

Stockholders holding shares through a bank or broker should follow the voting instructions on the proxy form received.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the meeting by (a) delivering to the Company at its principal offices (Attention: Investor

Relations) (i) a written notice of revocation or (ii) a duly executed proxy bearing a later date or (b) attending the meeting and voting in person.

Voting

On all matters, each share has one vote. Directors are elected by a plurality vote. The nominees for the six director seats who receive the most affirmative votes of shares present in person or represented by proxy and entitled to vote on this proposal at the meeting will be elected to serve as directors. Each of the other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on such proposal at the meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”), with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of shares entitled to vote at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat these votes as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and (iii) upon such other business as may properly come before the Annual Meeting or any adjournment thereof in accordance with the discretion of the proxyholder. Proxies that are not returned will not be counted in determining the presence of a quorum and will not be counted toward any vote.

If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Solicitation of Proxies

The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by email, telephone or facsimile.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2008 Annual Meeting must be received by the Secretary of the Company no later than

January 1, 2008 in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2008 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. The procedures to propose a potential nominee for election to the Board of Directors are described below under Corporate Governance.

IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, proposes the election of six (6) directors of the Company to serve until the next annual meeting of stockholders or until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

Names of the nominees and certain biographical information about them as of March 30, 2007 are set forth below:

Name	Age	Business Experience and Education
Kevin C. Eichler	47

Mr. Eichler has served as a director of SupportSoft since February 2003 and became Chairman of the Board of Directors in May 2006. Since March 2006, Mr. Eichler has served as Executive Vice President of Operations and Chief Financial Officer of MarketTools, Inc, an online marketing research company. From May 1998 until February 2006, Mr. Eichler served as Vice President, Chief Financial Officer and Treasurer of MIPS Technologies, Inc., a provider of processor architectures and cores for digital consumer and business applications. Mr. Eichler also serves on the Board of Directors of Ultra Clean Holdings, Inc., a developer and supplier of critical subsystems for the semiconductor capital equipment industry with a focus on gas delivery systems, and Magma Design Automation, Inc., a provider of electronic design automation software and design services. Mr. Eichler holds a B.S. in accounting from St. John’s University.

Shawn Farshchi	49

Mr. Farshchi has served as a director of SupportSoft since February 2007. Since December 2006, Mr. Farshchi has served as Chief Operating Officer of Coremetrics Inc., an on demand Web Analytics application solution provider. From January 2003 until December 2006, Mr. Farshchi served as Chief Information Officer and Vice President of Technical Operations at WebEx Communication, Inc., a multimedia collaboration service company. From January 2002 until December 2002, Mr. Farshchi served as Regional Vice President of Oracle Managed Services at Oracle Corporation, a database and enterprise application software company. Mr. Farshchi holds B.S. degree in Electrical Engineering from California State University San Francisco.

J. Martin O’Malley	49

Mr. O’Malley has served as a director of SupportSoft since April 2006. Since July 2005, Mr. O’Malley has served as a Managing Director with Wealth and Tax Advisory Services, Inc., a tax and financial advisory firm. From January 2005 until July 2005, Mr. O’Malley served as a Managing Director with Alvarez and Marsal, a tax and financial advisory firm. From June 2002 until December 2004, Mr. O’Malley served as a Partner with PricewaterhouseCoopers, an accounting firm. From September 1992 until June 2002, Mr. O’Malley served as a Partner with Arthur Andersen, an accounting firm. Mr. O’Malley holds a B.S./B.A. degree from Georgetown University.

Joshua Pickus	46

Mr. Pickus has served as President, Chief Executive Officer and a director of SupportSoft since April 2006. Mr. Pickus served as Senior Vice President and General Manager of the Clarity Division of CA, Inc., an IT management software company, from August 2005 until April 2006. From November 1999 until August 2005, Mr. Pickus held various executive positions at Niku Corporation, an IT governance software company, including President and Chief Executive Officer from November 2002 until August 2005, Chief Financial Officer, from April 2001 to October 2002, and President of Vertical Markets from November 1999 to March 2001. Mr. Pickus also serves on the Board of Directors of DemandTec, Inc., an on demand software company focused on retailers and consumer product manufacturers. Mr. Pickus holds a Bachelor of Arts from Princeton University and a Juris Doctor from University of Chicago School of Law.

Jim Stephens	49

Mr. Stephens has served as a director of SupportSoft since October 2005. From February 1990 until November 2005, Mr. Stephens was employed in various positions by Adobe Systems Inc., a software company, most recently as Senior Vice President of Worldwide Sales and Field Operations. Mr. Stephens holds a B.B.A. from Southern Methodist University.

James Thanos	58

Mr. Thanos has served as a director of SupportSoft since February 2003. Since June 2002, Mr. Thanos has served on advisory boards and provided consulting services to a variety of companies. From June 2000 to June 2002, Mr. Thanos served as Executive Vice President and General Manager, Worldwide Field Operations of BroadVision, Inc., an enterprise software company. Mr. Thanos also serves on the Board of Directors of ClickSoftware, Inc., a provider of service optimization solutions. Mr. Thanos holds a B.A. in behavioral sciences from The Johns Hopkins University.

Radha Basu has informed the Company’s Board of Directors of her plan to resign from the Board of Directors, effective immediately prior to the Annual Meeting. The Company’s Board of Directors has

approved a resolution automatically decreasing the authorized number of directors of the Company’s Board of Directors to six immediately following the effectiveness of Ms. Basu’s resignation. Accordingly, only six directors will be elected at the Annual Meeting.

Required Vote

The nominees for the six director seats who receive the most affirmative votes of shares present in person or represented by proxy and entitled to vote on this proposal at the meeting will be elected to serve as directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has nominated Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007, and the Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1997. Representatives of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and stockholders’ best interests.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

COMPENSATION AND RELATED INFORMATION

Executive Compensation and Related Information

Compensation Discussion and Analysis

The following compensation discussion and analysis contains statements regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be considered statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

Our executive compensation program is designed to motivate, attract, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our executive officers, our Compensation Committee is guided by the following objective and principles:

•       Encourage creation of stockholder value and achievement of corporate objectives;

•       Integrate compensation with the Company’s annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives;

•       Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel; and

•       Align the interests of executive officers with the long-term interests of stockholders.

In 2006, we made substantial changes to our executive officer team. Our current Chief Executive Officer, Chief Financial Officer, Senior Vice President of Worldwide Sales and Senior Vice President of Global Services were all new to their positions in 2006 and except for the Chief Financial Officer, these executive officers were also new to our Company. Accordingly, in 2006, the Compensation Committee’s primary objective was to attract high caliber executive officers into these roles.

Compensation Setting Process

Our Compensation Committee is responsible for determining the overall compensation of executive officers of the Company; establishing the appropriate incentive compensation and equity-based programs for the executive officers; reviewing and appraising the annual performance of the Chief Executive Officer; and providing guidance to the Chief Executive Officer for the annual performance appraisals of other executive officers. The Company’s current executive officers are Joshua Pickus, President and Chief Executive Officer; Ken Owyang, Chief Financial Officer, Senior Vice President of Finance and Administration and Corporate Secretary; Michael Sayer, Senior Vice President of Worldwide Sales and Robert Barnum, Senior Vice President of Global Services.

In the first quarter of each year, the Compensation Committee establishes performance objectives for each executive officer for the annual cash-based incentive bonuses described below. The Compensation Committee reviews performance and total compensation, including equity awards, on an annual basis. Beginning in 2007, this will occur in October for each executive officer. Certain exceptions to the timing of these annual performance and compensation reviews may occur as a result of contractual commitments or extenuating circumstances justifying an off-cycle review.

The process used by our Compensation Committee in establishing overall target compensation for our executive officers is similar to the process used to establish total target compensation for our entire employee base. Our Compensation Committee reviews a variety of sources to determine and set compensation and applies this market data to its assessment of each executive officer’s performance, responsibilities, experience and significance to our corporate objectives. Our main data source in setting target compensation for our executive officers is Radford’s Compensation Surveys conducted by Radford Associates. In determining appropriate comparable data, we use the survey results that compare compensation data for three categories of companies: (1) all software companies with revenue under $200 million, (2) all Northern California technology companies with revenue under $200 million, and (3) all Northern California technology companies, regardless of revenue ranges. We review all three categories because we are committed to providing compensation and benefit programs that are competitive both with comparably-sized software and technology companies as well as with technology companies in the Silicon Valley area with whom we compete for personnel.

For executive officers other than the Chief Executive Officer, our Chief Executive Officer and our human resource department utilize Radford’s Compensation Surveys to make compensation recommendations to the Compensation Committee. The Chief Executive Officer and the human resource department analyze the range of cash compensation paid by companies for each specific comparable executive position, and generally use the 50th and 60th percentiles as guidelines for assigning total compensation. The 50th and 60th percentiles are used as guidelines for executive compensation because the Compensation Committee believes the use of market averages and, in some cases, a premium to market average, supports our goal of attracting qualified senior management and allows for future compensation growth opportunities. In certain circumstances, the compensation will exceed the 60th percentile, but only where such compensation is demonstrably required to attract an exceptional candidate. Although the Chief Executive Officer recommends compensation for executive officers other than himself, it is ultimately the responsibility of the Compensation Committee to set compensation for such executive officers.

The Compensation Committee is solely responsible for analyzing and setting the compensation for the Chief Executive Officer. In connection with the hiring of our current Chief Executive Officer, Joshua Pickus, the Compensation Committee retained the independent compensation consulting firm of Compensia, Inc. (“Compensia”) to evaluate the competitiveness and reasonableness of the employment terms for our new Chief Executive Officer. Compensia reviewed the proposed terms against a group of similarly sized companies that have hired new chief executive officers in the previous two years. This list included: Avanex, Callidus Software, Caminus, Concurrent Computer, Intermix Media, Lightbridge, Looksmart, Manugistics Group, Net2Phone, Onyx Software, OpenTV, Quovadx, Raindance Communications, Silicon Image, Somera Communications, and Terayon Communications Systems. In hiring Mr. Pickus as the Chief Executive Officer, the Compensation Committee approved a compensation package that exceeded the 60th target percentile because it viewed this additional compensation as necessary to attract Mr. Pickus to the Company. In making this decision, the Compensation Committee considered Compensia’s determination that the economic value of the compensation package for the Chief Executive Officer was reasonable and fell within competitive market norms.

In connection with the separation of our former Chief Executive Officer, Radha R. Basu, the Compensation Committee retained Compensia to review the reasonableness of the terms of her transition from the position of chief executive officer. Compensia reviewed the compensation arrangements at 21 high-technology companies within the market capitalization range of $250 million to $1.0 billion that had a chief executive officer older than the age of 50 retire or transition during the previous three years. The Committee determined that the separation payments were reasonable and in the best interest of the shareholders in order to ensure a smooth transition of the chief executive officer position in light of Compensia’s view that the amount was within the range of separation payments provided to similar departing executives in the high-technology industry.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to certain highly compensated officers. In order to maintain flexibility in compensating our executive officers in a matter designed to promote achievement of corporate goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. However, we currently expect that our executive officers will earn cash compensation less than $1,000,000 per year in the foreseeable future.

Elements of Executive Compensation

The Company’s executive compensation program consists of the following elements:

•       Base salary;

•       Short-term cash-based incentive bonuses;

•       Long-term equity-based incentive awards; and

•       Benefits.

Base Salary

Base salary is baseline cash compensation paid to executive officers throughout the year. Base salaries provide executive officers with a predictable level of income to attract and retain strong talent with the ability to support a reasonable standard of living in Silicon Valley. The Compensation Committee determines individual executive salaries and does not apply any specific formula. Generally, we believe that executive base salaries should be targeted at the 50th and 60th percentiles of salaries for executive officers in similar positions and with similar responsibilities at comparable companies, as further described in the section above called “Compensation Setting Process.” Base salaries are reviewed annually.

In determining appropriate base salaries, in addition to reviewing market data from Radford’s Compensation Surveys, or in exceptional cases, an outside compensation consultant, the Compensation Committee considers:

•       the scope of responsibility and experience of the executive officer;

•       the individual performance of each existing executive officer;

•       competitive market compensation;

•       internal equitable considerations;

•       the significance of the individual to the achievement of our corporate objectives; and

•       in the case of executive officers other than the Chief Executive Officer, the Chief Executive Officer’s recommendation as to compensation.

The base salary amounts for the current executive officers for 2006 are set forth in the table below. Most current executive officers joined the Company during 2006 and therefore earned only a portion of the base salary, prorated for the amount of time they were with the Company. For 2007, base salaries for executive officers were not increased given the recent appointment of many of the executive officers. The base salary of the executive officers will be reviewed in October 2007.

Name	2006 and 2007 Base Salary (per year)
Joshua Pickus	$350,000
President and Chief Executive Officer
Ken Owyang	$250,000
Chief Financial Officer and Senior Vice President of Finance and Administration
Michael Sayer	$250,000
Senior Vice President of Worldwide Sales
Robert Barnum	$225,000
Senior Vice President of Global Services

Short-Term Cash-Based Incentive Awards

The Compensation Committee seeks to align executive officer and shareholder interests in a pay for performance environment. An executive officer’s cash-based incentive compensation represents at least 50%, and in several cases, a significantly higher percentage, of such executive’s base salary, with the amount actually paid tied to achievement of pre-established Company objectives and individual goals. The Compensation Committee generally sets the performance criteria and target incentive compensation for each executive officer at the outset of the year. In 2006, because the executive officers began during the year, the criteria used for awarding cash bonuses were set and reviewed quarterly, except for the Chief Executive Officer, who received a quarterly objective for his first quarter with the Company but a six-month objective for the second half of 2006.

The performance criteria for the cash-based incentive award are based upon the Company’s business plan for the year. In determining appropriate short-term cash-based incentive amounts, in addition to reviewing market data from Radford’s Compensation Surveys or, in exceptional cases, an outside compensation consultant, the Compensation Committee considers the same factors considered in determining base salary.

The Company’s incentive award payout approach is generally (i) no payment if an executive fails to achieve minimum expectations, which are typically at least 80% of a specified quantitative performance objective, (ii) 100% of the target incentive compensation if an executive achieves the performance objectives, and (iii) a payment greater than 100% of the target bonus if the executive exceeds the performance objectives. The Compensation Committee retains discretion to award bonuses in the event objectives are not achieved, with the appropriate supporting rationale. We believe the annual bonus opportunities are near or slightly above the median competitive levels of comparable companies.

The current executive officers earned the following cash awards for their work performed in 2006:

Executive Officer Name	Title	Total 2006 On-Target Bonus Potential (as pro-rated for duration of employment)	Actual 2006 Bonus Award
Joshua Pickus	President and Chief Executive Officer	$300,000	$288,000
Ken Owyang	Chief Financial Officer and Senior Vice President of Finance and Administration	$125,000	$59,375
Michael Sayer	Senior Vice President of Worldwide Sales	$145,833	$94,374
Robert Barnum	Senior Vice President of Global Services	$62,500	$58,738

For 2006, Messrs. Sayer, Barnum and Owyang also earned discretionary bonuses of $31,250, $14,062 and $20,000, respectively.

In the first quarter of 2007, the Compensation Committee approved the amount and criteria for the 2007 on-target performance cash bonus for the current executive officers. With the exception of the incentive award for the Chief Financial Officer, for 2007, each executive officer’s objectives are tied only to the Company’s achievement of certain financial metrics. The current executive officers are eligible for the following cash-based incentive awards upon achievement of certain criteria:

Executive Officer Name	Title	2007 On-Target Bonus ($)*	2007 On-Target Bonus (% of base salary)
Joshua Pickus	President and Chief Executive Officer	$300,000	86%
Ken Owyang	Chief Financial officer and Senior Vice President of Finance and Administration	$125,000	50%
Michael Sayer	Senior Vice President of Worldwide Sales	$250,000	100%
Robert Barnum	Senior Vice President of Global Services	$125,000	56%

*                    Actual bonus amounts may exceed targets if performance exceeds objectives.

Mr. Pickus’ bonus is paid annually and is based upon the Company’s achievement of a specified 2007 revenue target. The actual bonus amount awarded may be more or less than the target bonus depending upon level of the Company’s achievement of the specified 2007 revenue target. Mr. Pickus will not be entitled to a bonus if less than 80% of the revenue target is achieved. Mr. Pickus’ maximum bonus payout for 2007 is $400,000.

Mr. Owyang’s bonus is payable quarterly based upon achievement of specific quarterly goals reviewed and approved by the Compensation Committee related to the following annual objectives: (i) continuous improvement in the Company’s financial reporting, focused on internal visibility of the business; (ii) continuous improvement in the Company’s business processes in its finance, human resources, information technology and legal departments as well as maintenance of the Company’s Sarbanes-Oxley compliance efforts; (iii) maintenance of cost controls in-line with company objectives; and (iv) management of a proactive and effective investor relations program. Mr. Owyang’s actual bonus may exceed his on-target bonus depending on the extent to which his actual performance exceeds the established goals. There is no maximum bonus payout.

Mr. Sayer’s bonus is payable quarterly based upon the Company’s achievement of specific quarterly license revenue goals and cumulative year-to-date license revenue goals. In order to attract Mr. Sayer to the Company, the Compensation Committee offered a target bonus greater than the 60th percentile of comparable companies. The actual bonus amount awarded may be more or less than the target bonus depending upon level of the Company’s achievement of the specified license revenue targets. Mr. Sayer will not be entitled to a bonus if less than 80% of the license revenue target is achieved. There is no maximum bonus payout.

Mr. Barnum’s bonus is payable quarterly based upon the Company’s achievement of specific quarterly services revenue and margin goals that are related, in part, to the Company’s license revenue levels. The actual bonus amount awarded may be more or less than the target bonus depending upon the level of the Company’s achievement of the specified services revenue and margin targets. Mr. Barnum will not be entitled to a bonus if less than 90% of the targets are achieved. Mr. Barnum’s maximum bonus payout for 2007 is $150,000.

Performance targets are established at levels that are achievable, but require the achievement of the high-end of our internal corporate objectives.

Long-Term Equity-Based Incentive Award

Stock-based incentives are designed to encourage creation of long-term value for the Company’s stockholders through sustained performance. The stock-based incentive program for the entire Company, including executive officers, consists of stock option grants and the employee stock purchase program. We believe that stock options, as opposed to restricted stock or restricted stock units, are appropriate for executive officers because each executive will derive benefit only if the market value of our common stock increases. The stock options granted by our Compensation Committee typically vest over a four-year period. Historically, stock-based incentive awards were granted at the executive’s date of hire and then reviewed and supplemented annually at or near the end of each fiscal year. In 2006, each of the current executive officers received either a new hire grant or a grant associated with a new executive role. No additional grants have been made as of the date of this Proxy Statement. For our Chief Executive Officer, the Compensation Committee retained Compensia to review proposed compensation terms, including the grant of stock options, as further described in the section called “Compensation Setting Process.” In addition to the standard four-year vesting period, grants to purchase 400,000 shares, or almost twenty-five percent of Mr. Pickus’ total option grants, are exercisable only if certain common stock prices are achieved for a sustained period of time, as further described in the section below called “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements.”

We do not maintain a program, plan, or practice to select option grant dates for executive officers in coordination with the release of material non-public information. For 2006, the Compensation Committee approved initial option grants, along with the approval of the final terms of employment, prior to an executive officer’s commencement of employment with the effective date of the initial stock option grant coinciding with the executive officer’s employment start date. The strike price of the initial stock option was therefore the fair market value, or closing price, of our common stock on the executive officer’s first day of employment. Options awarded to non-executive employees typically occur on the first business day of the month following the start of employee’s start date. Beginning in 2007, annual equity-awards granted to executive officers and other employees will occur at a scheduled Compensation Committee meeting in October of each year, with the strike price of the stock option equal to the fair market value of our common stock on the third day after we release our earnings results for the third quarter. Certain exceptions to the timing of these annual equity-award grants may occur as a result of contractual commitments to review compensation or extenuating circumstances justifying an off-cycle review. For 2007, in accordance with the terms of his offer letter, the Compensation Committee intends to consider equity-based grants for our Chief Executive Officer in April.

Executive officers may also participate in our Employee Stock Purchase Plan. Our Employee Stock Purchase Plan is a broad-based stock purchase plan that enables all eligible employees to purchase shares of SupportSoft’s common stock at a discounted price in order share in the future success of the Company. The plan qualifies under section 423 of the Internal Revenue Code and is therefore required to be made available to all employees, including executive officers, serving the requisite numbers of hours. The plan permits employees to acquire shares of SupportSoft’s common stock through periodic payroll deductions of up to 15% of total compensation. As of July 2006, the price at which all employees may purchase common stock is 85% of the lesser of the fair market value of our common stock at the beginning or end of each 6-month purchase period.

Other Benefits.

The Company provides certain employee benefits to executive officers generally consistent with employee benefits provided by other employers in the Silicon Valley. These benefits consist of programs for employees generally, including a tax-qualified defined contribution plan (401(k)), to which the Company does not contribute; health benefits; life insurance; and other welfare benefits. The Company does not provide any special employee benefits for executive officers other than an increased life insurance benefit of $300,000, which is available to any employee above a director level; employees below the director level receive $150,000 of coverage.

Former Executive Officers

In 2006, four of our executive officers either left the Company or remained with the Company in a different capacity, and as a result were not executive officers as of the end of our fiscal year 2006. Radha Basu, our former President and Chief Executive Officer, became a part-time employee, as further described below. Ms. Basu has remained on the Board of Directors but is not standing for re-election at the Annual Stockholders’ Meeting. Brian Beattie, our former Chief Financial Officer, resigned from the Company effective January 6, 2006. Cadir Lee remains as our Chief Technology Officer, but has shifted his duties and is no longer responsible for product management and direction of the engineering organization generally. Chris Grejtak, our former Chief Marketing Officer, became our Senior Vice President of Customer Engagement and Value. In October 2006, the Board of Directors determined that neither Mr. Lee nor Mr. Grejtak were executive officers. In accordance with applicable SEC rules, information about these former executive officers is provided in this Proxy Statement because of their former roles during 2006. The four current executive officers and the four former executive officers are referred to hereinafter as “Named Executive Officers.”

Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements

The following paragraphs summarize the employment-related agreements for our Named Executive Officers and provide additional information that we believe is helpful to an understanding of the information disclosed in the tables in this Proxy Statement. We have mutually executed offer letters with all Named Executive Officers, except Cadir Lee.

Joshua Pickus

On April 6, 2006, Mr. Pickus was appointed our President and Chief Executive Officer. In connection with this appointment, we executed an offer letter with Mr. Pickus. Our arrangement with Mr. Pickus provides for an annual base salary rate of $350,000 and an annual cash bonus target of $300,000 in 2006. For 2007, the Compensation Committee determined that the base salary and target cash bonus should remain the same.

Under the terms of our arrangement with Mr. Pickus, we granted Mr. Pickus an option to purchase 1,300,000 shares of common stock, which vests in equal monthly installments over 48 months. Under the terms of our arrangement with Mr. Pickus, we also granted Mr. Pickus two additional options, each providing for a right to purchase 200,000 shares of common stock, vesting in equal monthly installments over 48 months, subject to Mr. Pickus’ continued employment. These two additional options to purchase 200,000 shares of common stock only become exercisable, to the extent vested, following the date as of which the fair market value of our common stock has first equaled or exceeded $6 per share, and $9 per share, respectively, for 20 consecutive trading days. As of the date of this Proxy Statement, the fair market value of our common stock has already exceeded $6 per share for 20 consecutive trading days and therefore one option grant for 200,000 shares of common stock will be fully exercisable as it vests over time, subject to Mr. Pickus’ continued employment.

Pursuant to Mr. Pickus’ offer letter, in the event of his involuntary termination, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 50% of his target bonus in effect for the fiscal year in which he is terminated. If Mr. Pickus is involuntary terminated within 12 months following a change of control of the Company, Mr. Pickus would be entitled to severance pay equal to 12 months of salary, 100% of his target bonus in effect for the fiscal year in which he is terminated and the immediate vesting and exercisability of Mr. Pickus’ above-mentioned option grants. In addition, if any amount payable to Mr. Pickus is subject to the excise tax imposed by Internal Revenue Code Section 4999 or similar state tax and/or assessment, the Company shall pay Mr. Pickus an amount necessary to place Mr. Pickus in the same after-tax position had no such excise tax been imposed or assessed, as well as an amount to pay the income and excise taxes resulting from the payment of the excise tax amount. Under the terms of the offer letter, the maximum amount payable by the Company resulting from excise taxes imposed on Mr. Pickus is $1,500,000.

Ken Owyang

On March 27, 2006, Mr. Owyang was appointed our Chief Financial Officer and Senior Vice President of Finance and Administration. Mr. Owyang was previously our Vice President of Finance and then Interim Chief Financial Officer. In connection with his appointment to Chief Financial Officer, we amended Mr. Owyang’s original offer letter, effective March 27, 2006. Our arrangement with Mr. Owyang provides for an annual base salary of $250,000 and a target annual cash bonus of 50% of his base salary. Mr. Owyang’s 2007 base salary and cash bonus target remain the same as in 2006. The actual amount of any such cash bonus is based on his individual performance against defined objectives. On April 26, 2006, the Compensation Committee approved a one-time $20,000 cash bonus for Mr. Owyang in recognition of the outstanding results the Company achieved during its 2005 Sarbanes-Oxley review. Under the terms of our amended offer letter with Mr. Owyang, we granted Mr. Owyang an option to purchase 175,000 shares of common stock, which vests in equal monthly installments over 48 months, subject to Mr. Owyang’s continued employment. This grant was in addition to the option to purchase 215,000 shares of common stock Mr. Owyang received through his employment in previous roles with the Company.

Pursuant to the terms of Mr. Owyang’s offer letter, if Mr. Owyang is terminated without cause or resigns for good reason, Mr. Owyang would be entitled to severance pay equal to six months of base salary and a pro-rated bonus, and if such termination or resignation followed a change of control of the Company, Mr. Owyang would also be entitled to vest in 50% of any remaining unvested shares underlying his stock options.

Michael Sayer

Mr. Sayer was appointed our Senior Vice President of Worldwide Sales effective May 22, 2006. Under the terms of our offer letter with Mr. Sayer, he was entitled to an annual salary of $250,000 in 2006 and a potential bonus of up to $250,000, prorated based upon date of hire. For 2007, both his annual salary and potential bonus remains the same as in 2006. In addition, effective May 22, 2006, Mr. Sayer was granted an option to purchase 450,000 shares of common stock. Twenty-five percent of this option vests one full year after the grant date and thereafter the option vests in equal monthly installments over the following 36 months, subject to Mr. Sayer’s continued employment.

Pursuant to the terms of Mr. Sayer’s offer letter, if Mr. Sayer is terminated without cause or resigns for good reason following a change of control of the Company, Mr. Sayer would also be entitled to vest in

100% of any remaining unvested shares underlying his initial grant of the option to purchase 450,000 shares of common stock.

Robert Barnum

Mr. Barnum was appointed our Senior Vice President of Global Services, effective August 1, 2006. Under the terms of our offer letter with Mr. Barnum, he was entitled to an annual salary of $225,000 in 2006 and a potential target bonus of $125,000, prorated based upon date of hire. For 2007, both his annual salary and potential bonus remains the same as in 2006. In addition, effective August 1, 2006, Mr. Barnum was granted an option to purchase 300,000 shares of common stock. Twenty-five percent of this option vests one full year after the grant date and thereafter the option vests in equal monthly installments over the following 36 months, subject to Mr. Barnum’s continued employment.

Pursuant to the terms of Mr. Barnum’s offer letter, if Mr. Barnum is terminated without cause or resigns for good reason, Mr. Barnum would be entitled to severance pay equal to six months of base salary and 50% of the bonus target in effect for the year in which he is terminated. If such termination or resignation followed a change of control of the Company, Mr. Barnum would also be entitled to vest in 50% of any remaining unvested shares underlying his initial grant of the option to purchase 300,000 shares of common stock.

Cadir Lee

Mr. Lee is a co-founder of the Company and has held various leadership roles in the Company, including most recently as Chief Technology Officer. We do not have an employment agreement with Mr. Lee. Mr. Lee is entitled to annual salary of $250,000 and a potential bonus of up to $100,000 tied to certain criteria as established by the Chief Executive Officer in both 2006 and 2007. Mr. Lee has no termination arrangement with us.

Chris Grejtak

Mr. Grejtak was appointed as our Senior Vice President of Consumer Engagement and Value in August 2006. He served as the Senior Vice President of Products and Marketing and Chief Marketing Officer of SupportSoft from May 2003 until August 2006. Mr. Grejtak is entitled to an annual salary of $240,000 and a potential bonus of up to $96,000 tied to certain criteria as established by the Chief Executive Officer in both 2006 and 2007.

Under the terms of Mr. Grejtak’s offer letter, if Mr. Grejtak is terminated for any reason other than for cause or if he terminates his employment under specified circumstances within six months following a change of control of SupportSoft, he is entitled to vesting of twenty-five percent of his remaining unvested stock options granted to him by SupportSoft, six months of his salary, and a portion of his bonus based on the number of months worked during that year.

Radha Basu

Ms. Basu’s last day as our President and Chief Executive Officer was April 6, 2006. As President and Chief Executive Officer during the fiscal year 2006, she was entitled to an annual salary of $325,000 and a potential bonus of up to $243,750 tied to certain criteria.

Under the terms of a Transition Agreement dated March 12, 2006, Ms. Basu agreed to continue to serve as our President and Chief Executive Officer until a new President and Chief Executive officer was appointed. Joshua Pickus, our new President and Chief Executive Officer, was appointed April 6, 2006. Pursuant to the terms of our agreement with Ms. Basu, Ms. Basu has agreed to continue as a part-time employee on an as-needed basis until April 6, 2007. During this one-year period, Ms. Basu could resign for any or no reason, but we could only terminate her for cause. In return for these services and a customary release, we continued to pay Ms. Basu her previous base salary of $325,000 plus an additional amount, as salary, of $243,750 through April 6, 2007. Ms. Basu is not eligible to earn additional bonuses for this one-year period and will not be entitled to severance upon a change of control. Although our agreement with Ms. Basu indicated that she may be entitled to a pro rata portion of her 2006 target bonus actually earned through April 6, 2006, Ms. Basu did not achieve such target bonus. However, on April 26, 2006, the Compensation Committee approved a one-time cash payment of $27,083 for Ms. Basu to compensate her for her special efforts in the transition of her roles and responsibilities to Mr. Pickus. Under the terms of our agreement with Ms. Basu, we have agreed to reimburse Ms. Basu for COBRA premiums Ms. Basu may pay during this one-year period. In addition, under the terms of our agreement with Ms. Basu, as of April 6, 2006, Ms. Basu immediately vested in all of her outstanding options to acquire our common stock and was released from any applicable resale restrictions. Please refer to footnote 6 of the table below called “Outstanding Equity Awards at Fiscal 2006 Year End” for a further description of the acceleration of vesting of certain options and the resale restrictions.

Brian Beattie

Mr. Beattie’s last day of employment with us was January 6, 2006. During fiscal year 2006, he was entitled to an annual salary of $260,000 and a potential bonus of up to $156,000 tied to certain criteria as established by the Compensation Committee.

Under the terms of Mr. Beattie’s offer letter, had Mr. Beattie been terminated for any reason other than for cause or if he terminated his own employment under specified circumstances, he was entitled to six months of his salary, continued participation in all benefit plans for six months, vesting of all stock options granted to him that would have vested by the end of the month of his termination, and a portion of his bonus based on the number of months worked during that year. Within 12 months following a change of control of SupportSoft, had Mr. Beattie been terminated for any reason other than for cause or if he terminated his employment under specified circumstances, he would have been entitled to vesting of 50% of his remaining unvested stock options granted to him by SupportSoft, six months of his salary, continued participation in all benefit plans for six months and a portion of his bonus based on the number of months worked during that year. Mr. Beattie voluntarily terminated his employment with us and did not receive any additional benefits upon termination.

Summary Compensation Table

The following table shows compensation information during 2006 for our current executive officers. It also includes compensation information for Radha R. Basu, who served as our Principal Executive Officer until April 6, 2006, Brian M. Beattie, who served as our Principal Financial Officer until January 6, 2006, and Cadir Lee and Chris Grejtak, who were formerly executive officers. The individuals listed in the table below are collectively referred to as our “Named Executive Officers.”

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Joshua Pickus	2006	$258,462	(6)	—	—	$561,872	$288,000	—	$162		$1,108,496
President and Chief Executive Officer
Ken Owyang	2006	$241,884	(7)	$20,000	—	$175,281	$59,375	—	$216		$496,756
Chief Financial Officer and Senior Vice President of Finance and Administration
Michael Sayer	2006	$153,525	(8)	$31,250	—	$129,108	$94,374	—	$108		$408,365
Senior Vice President of Worldwide Sales
Robert Barnum(9)	2006	$93,750	(9)	$14,062	—	$50,404	$58,738	—	$90		$217,044
Senior Vice President of Global Services
Cadir Lee(10)	2006	$250,000		—	—	$77,357	$20,000	—	$216		$347,573
Senior Vice President of Products and Technology and Chief Technology Officer
Chris Grejtak(11)	2006	$240,000		—	—	$28,401	$31,050	—	$216		$299,667
Senior Vice President of Customer Engagement and Value
Radha Basu	2006	$325,000	(12)	$27,083	—	$28,032	—	—	$418,518	(12)	$798,633
Former President and Chief Executive Officer and current Director
Brian Beattie	2006	$5,000	(13)	—	—	$7,837	—	—	—		$12,837
Former Chief Financial Officer and Executive Vice President of Finance and Administration

          (1) The amounts in this column reflect discretionary cash awards that were not directly tied to obtaining pre-determined objectives.

          (2) The amounts included in the “Option Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to stock option awards in 2006 and prior fiscal years, as described in Statement of Financial Accounting

Standards No. 123R. SupportSoft estimates the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. The Company based its expected volatility on a weighted average calculation combining both historical volatility of the Company’s stock price and implied volatility from traded options on the Company’s stock. The expected term represents the period that the Company’s stock options are expected to be outstanding and was determined based on historical experience of similar stock options considering the contractual terms of the stock options, vesting schedules and expectations of future employee behavior. The average assumptions used to calculate the fair value of stock options granted in 2006 were volatility of 60.8%, risk-free rate of 4.7%, expected dividend of 0, expected forfeiture rate of 8% and expected life of 3.9 years. For more information and assumptions used for grants in previous years, please refer to Notes 1 and 7 of our financial statements located in our annual report on Form 10-K, filed March 16, 2007.

          (3) Amounts in this column reflect the annual cash incentive awards earned for the 2006 fiscal year performance period which were paid both in 2006 and 2007.

          (4) The Company only offers a tax-qualified defined contribution plan. The Company does not provide any type of matching contributions on any employee’s behalf.

          (5) Includes life insurance premiums for $300,000 of term life insurance.

          (6) Mr. Pickus joined the Company effective April 6, 2006.

          (7) Mr. Owyang was appointed Chief Financial Officer effective March 27, 2006. Mr. Owyang was the Interim Chief Financial Officer between January 6, 2006 and March 26, 2006. Prior to January 6, 2006, Mr. Owyang was the Vice President of Finance.

          (8) Mr. Sayer joined the Company effective May 22, 2006.

          (9) Mr. Barnum joined the Company effective August 1, 2006.

    (10) Effective October 25, 2006, Mr. Lee was no longer an executive officer of the Company.

    (11) Effective October 25, 2006, Mr. Grejtak was no longer an executive officer of the Company

    (12) Ms. Basu resigned as President and Chief Executive Officer effective April 6, 2006 but, as further described above, remained a part-time employee with us until April 6, 2007. Ms. Basu also currently serves on our Board of Directors, but has provided us notice of her intent to decline re-election to the Board. The $418,518 of “other compensation” results from $216 for life insurance premiums and $418,302 of compensation cost incurred by the Company pursuant to Ms. Basu transition, consisting of $180,000 of cash earned in 2006 and $238,302 of non-cash compensation cost recognized by the Company as a result of accelerating the vesting of Ms. Basu’s unvested options.

    (13) Mr. Beattie resigned from the Company effective January 6, 2006.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards in 2006 to our Named Executive Officers, including cash awards and equity awards. The options granted to our Named Executive Officers in 2006 were granted under our 2000 Omnibus Equity Incentive Plan, unless otherwise noted. All options were granted at the then fair market value on the effective date of grant.

2006 GRANTS OF PLAN-BASED AWARDS

											All Other	All Other
											Stock	Option
			Approval								Awards:	Awards:		Exercise
			Date (if	Estimated Future Payouts			Estimated Future Payouts				Number of	Number of		or Base
			different	Under Non Equity			Under Equity Incentive				Shares	Securities		Price of	Grant Date
	Effective		than	Incentive Plan Awards			Plan Awards				of Stock	Underlying		Option	Fair Value of
	Grant		Effective	Threshold	Target	Maximum	Threshold	Target		Maximum	or Units	Options		Awards	Stock Option
Name	Date		Grant	($)	($)	($)	(#)	(#)		(#)	(#)	(#)		($/Sh)	Awards
(a)	(b)		Date)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)		(k)	(l)
Joshua Pickus	4/6/2006		—	—	—	—	—	—		—	—	1,300,000	(1)(2)	$ 4.200	$ 2,563,990
	4/6/2006		—	—	—	—	—	200,000	(3)	—	—	—		$ 4.200	$ 320,660
	4/6/2006		—	—	—	—	—	200,000	(4)	—	—	—		$ 4.200	$ 386,885
	4/6/2006	(5)	—	—	$ 300,000	—	—	—		—	—	—		—	—
Ken Owyang	3/27/2006		—	—	—	—	—	—		—	—	175,000	(2)	$ 4.390	$ 384,825
	3/27/2006	(6)	—	—	$ 125,000	—	—	—		—	—	—		—	—
Michael Sayer	5/22/2006		4/26/2006	—	—	—	—	—		—	—	450,000	(7)	$ 4.000	$ 845,280
	5/22/2006	(5)	—	—	$ 145,833	—	—	—		—	—	—		—	—
Robert Barnum	8/1/2006		7/25/2006	—	—	—	—	—		—	—	300,000	(7)	$ 3.480	$ 484,140
	8/1/2006	(5)	—	—	$ 62,500	—	—	—		—	—	—		—	—
Cadir Lee	1/1/06	(8)	—	—	$ 100,000	—	—	—		—	—	—		—	—
Chris Grejtak	1/1/06	(8)	—	—	$ 96,000	—	—	—		—	—	—		—	—
	10/25/2006		—	—	—	—	—	—		—	—	15,000	(2)	$ 4.61	$ 30,038
Radha R. Basu	4/6/06	(9)	—	—	—	—	—	—		—	—	—		—	$ 238,302
Brian Beattie	—		—	—	—	—	—	—		—	—	—		—	—

(1)         This option grant was separated into 2 grants, one issued pursuant to the Company’s 1998 Stock Option Plan and the other issued pursuant to the Company’s 2000 Omnibus Equity Incentive Plan. All other grants in this table were issued pursuant to the Company’s 2000 Omnibus Equity Incentive Plan.

(2)         1/48th of the shares subject to the option shall vest monthly over 48 months, subject to the executive officer’s continued employment.

(3)         1/48th of the shares subject to the option shall vest monthly over 48 months; such options were also subject to an exercisability restriction until the fair market value of the Company’s common stock equaled or exceeded $6 for 20 consecutive trading days, which has already been achieved.

(4)         1/48th of the shares subject to the option shall vest monthly over 48 months; such options are also subject to an exercisability restriction until the fair market value of the Company’s common stock equals or exceeds $9 for 20 consecutive trading days.

(5)         For each of these Named Executive Officers, the total potential award for 2006 was set forth in the offer letters. The award potential for each quarter and the criteria for the awards were determined at Compensation Committee meetings subsequent to the individuals’ start dates. For further information about performance objectives and actual payouts, refer to the section in the Compensation Discussion and Analysis portion of this Proxy Statement called “Short-Term Cash-Based Incentive Awards.”

(6)         On March 27, 2006, upon Mr. Owyang’s appointment to the position of Chief Financial Officer and Senior Vice President of Finance and Administration, Mr. Owyang’s short-term cash-based incentive award was increased from $88,000 to $125,000 per year.

(7)         1/48th of the shares subject to the option shall vest on the first anniversary of the grant date; then 1/48th vest monthly over the remaining 36 months, subject to the executive officer’s continued employment.

(8)         The amount of the short-term cash-based incentive awards for these former executives remained unchanged from the previous fiscal year. The award potential for each quarter and the criteria for the awards were determined on a quarterly basis.

(9)         Ms. Basu was not granted any options during the year. However, effective April 6, 2006, the vesting of the options granted to Ms. Basu was accelerated pursuant to the Transition Agreement between SupportSoft and Ms. Basu as further described above.

Outstanding Equity Awards
At Fiscal 2006 Year-End

The following table summarizes the number of securities underlying unexercised equity awards for our Named Executive Officers as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR-END

OPTION AWARDS									STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
Joshua Pickus	116,666	(1)(2)	583,334		—		$4.200	4/6/13	—	—	—	—
	100,000	(2)	500,000		—		$4.200	4/6/13	—	—	—	—
	—		—		200,000	(3)	$4.200	4/6/13	—	—	—	—
	—		—		200,000	(4)	$4.200	4/6/13	—	—	—	—
Kenneth Owyang	32,812	(2)	142,188		—		$4.390	3/27/13	—	—	—	—
	45,833	(2)	4,167		—		$4.190	12/28/12	—	—	—	—
	165,000	(5)	—		—		$5.180	12/2/14	—	—	—	—
Michael Sayer	—		450,000	(6)	—		$4.000	5/22/13	—	—	—	—
Robert Barnum	—		300,000	(6)	—		$3.48	8/1/13	—	—	—	—
Cadir Lee	12,500	(2)	37,500		—		$4.34	12/21/12	—	—	—	—
	75,000	(5)	—		—		$5.93	12/14/14	—	—	—	—
	50,000	(5)	—		—		$12.99	12/26/13	—	—	—	—
	100,000		—		—		$3.64	12/23/12	—	—	—	—
	100,000		—		—		$2.70	11/27/11	—	—	—	—
	1,000		—		—		$4.688	3/20/11	—	—	—	—
	250,000		—		—		$0.90	7/22/09	—	—	—	—
Chris Grejtak	200,000	(5)	—		—		$5.31	6/10/13	—	—	—	—
	625	(2)	14,375		—		$4.61	10/25/13	—	—	—	—
	12,500	(2)	37,500		—		$4.34	12/21/12	—	—	—	—
	95,000	(5)	—		—		$5.93	12/14/14	—	—	—	—
	50,000	(5)	—		—		$12.99	12/26/13	—	—	—	—
Radha Basu	50,000	(2)	—		—		$4.340	12/21/12	—	—	—	—
	225,000	(5)	—		—		$5.930	12/14/14	—	—	—	—
	225,000	(5)	—		—		$12.990	12/26/13	—	—	—	—
	350,000	(2)	—		—		$3.640	12/23/12	—	—	—	—
	210,800	(2)	—		—		$2.700	11/27/11	—	—	—	—
	1,000	(2)	—		—		$4.688	3/20/11	—	—	—	—
	350,000	(5)	—		—		$10.438	11/27/10	—	—	—	—
Brian Beattie	—		—		—		—	—	—	—	—	—

(1)            Issued pursuant to the SupportSoft 1998 Stock Option Plan. All other options on this chart were issued under the 2000 Omnibus Equity Incentive Plan.

(2)            1/48th of the shares subject to the grant shall vest monthly over 48 months, subject to the executive officer’s continued employment.

(3)            1/48th of the shares subject to the grant shall vest monthly over 48 months, subject to the executive officer’s continued employment. Vested options are only exercisable after the fair market value of the Company’s common stock equals or exceeds $6 for 20 consecutive trading days. As of February 9, 2007, the fair market value of the Company’s common stock equaled or exceeded $6 for 20 consecutive trading days, and therefore all such 200,000 shares of common stock are now exercisable to the extent they become vested.

(4)            1/48th of the shares subject to the grant shall vest monthly over 48 months, subject to the executive officer’s continued employment. Vested options are only exercisable after the fair market value of the Company’s common stock equals or exceeds $9 for 20 consecutive trading days.

(5)            When originally granted, these options typically vested monthly over 48 months. On December 21, 2006, the Board of Directors of the Company approved the acceleration of vesting of certain unvested and out-of-money stock options with exercise prices equal to or greater than $5.00 per share previously awarded to employees, including executive officers, under our equity compensation plans. For all officers and vice-presidents (non-officers), the acceleration was accompanied by restrictions imposed on any shares that may in the future be purchased through the exercise of accelerated stock options. Those restrictions prevent the sale of any such shares prior to the date such shares would have originally vested had the optionee been employed on such date (whether or not the optionee is actually an employee at that time). As of December 31, 2006, Messrs. Owyang, Lee and Grejtak are restricted from selling 82,500, 50,000 and 85,000 shares, respectively. As further described in the section called “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements,” Ms. Basu’s restrictions on sale were lifted, pursuant to the terms of Ms. Basu’s severance agreement. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements.”

(6)            1/48th of the shares subject to the grant vest on the first anniversary date of the grant date; then 1/48th vest monthly over the remaining 36 months, subject to the executive officer’s continued employment.

Option Exercises and Stock Vested

The following table summarizes option exercises by our Named Executive Officers during 2006 and any shares of restricted stock held by our Named Executive Officers that vested during 2006.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)		(d)	(e)
Joshua Pickus	—	—		—	—
Ken Owyang	—	—		—	—
Michael Sayer	—	—		—	—
Robert Barnum	—	—		—	—
Cadir Lee	—	—		—	—
Chris Grejtak	—	—		—	—
Radha Basu	139,200	$308,948	(1)	—	—
Beattie, Brian	157,500	$178,792.92	(2)	—	—

(1)          Calculated based upon the market price of the underlying stock at exercise minus the exercise price of the options, multiplied by the number of shares exercised. The market price of the underlying stock reflects the sale price in each transaction by Ms. Basu.

(2)          Calculated based upon the fair market value of the underlying stock at exercise minus the exercise price of the options, multiplied by the number of shares exercised. The fair market value of the underlying stock reflects the closing price of the stock on the Nasdaq Global Market on the date of the transaction by Mr. Beattie.

Pension Benefits

The Company only offers a tax-qualified defined contribution plan. The Company does not provide for any matching of any employee contributions.

Potential Payment Upon Termination or Change-in-Control

The first table below was prepared as though each of the Named Executive Officers had been terminated involuntarily without cause on December 29, 2006, the last business day of 2006. The second table below was prepared as though each of the named officers had been terminated involuntarily without cause on December 29, 2006, the last business day of 2006, and such termination date followed within twelve (12) months of a change of control of the company. See section above called “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” for more detailed information, including duration of payment benefits. All such payments and benefits would be provided by the Company. The assumptions and valuations are noted in the footnotes to the table.

Involuntary Termination

Name	Salary Continuation	Cash- Based Incentive Award		Continuation of Health & Welfare Benefits(2)	Value of Unvested Stock Awards(3)	Excise Tax & Gross-Up
Joshua Pickus	$350,000	$150,000		$18,530.04	—	—
Ken Owyang	$125,000	$28,125	(1)	$9,265.02	—	—
Michael Sayer	—	—		—	—	—
Robert Barnum	$112,500	$62,500		$2,996.10	—	—
Cadir Lee	—	—		—	—	—
Chris Grejtak	—	—		—	—	—
Radha Basu	$153,125	—		$1,597.92	—	—
Brian Beattie	—	—		—	—	—

Involuntary Termination Following a Change-in-Control

Name	Salary Continuation	Cash- Based Incentive Award		Continuation of Health & Welfare Benefits(2)	Value of Unvested Stock Awards(3)	Excise Tax & Gross-Up
Joshua Pickus	$350,000	$300,000		$18,530.04	$2,535,531	$1,495,582	(4)
Ken Owyang	$125,000	$28,125	(1)	$9,265.02	$157,049	—
Michael Sayer	—	—		—	$717,418	—
Robert Barnum	$112,500	$62,500		$2,996.10	$217,217	—
Cadir Lee	—	—		—	—	—
Chris Grejtak(5)	$120,000	$16,050	(1)	—	$27,314	—
Radha Basu	$153,125	—		$1,597.92	—	—
Brian Beattie	—	—		—	—	—

(1)          These amounts would be provided to the Named Executive Officer because performance objectives in 2006 were achieved.

(2)          Amount reflects the Company cost of providing health and welfare benefits for the period of time the Named Executive Officer continues on base salary continuation.

(3)          The values reflect the immediate vesting of all outstanding restricted stock awards as of the effective date of the change-in-control, based on a December 29, 2006 closing stock price of $5.48.

(4)          The assumptions used to calculate the excise and associated taxes for Mr. Pickus are as follows:

—change in control occurs on December 29, 2006 and Mr. Pickus is terminated on that date; and

—Mr. Pickus was assumed to be subject to the maximum Federal and California income and other payroll taxes, aggregating to an effective tax rate of 46.75%.

(5)          Mr. Grejtak’s payments and benefits reflect an involuntary termination without cause on December 29, 2006, the last business day of 2006, where such termination follows within six (6) months of a change of control of the Company.

DIRECTOR COMPENSATION

We pay our non-employee directors compensation for serving on our Board of Directors. We do not pay our employees who serve on our Board of Directors any additional compensation for serving on our board. We currently have five non-employee directors serving on our Board of Directors. Our Nominating and Corporate Governance Committee reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of three components, which are: equity, cash and reimbursement of out-of-pocket expenses for travel to board meetings.

Equity. Effective in 2005, on the date that a non-employee director first becomes a non-employee director, we grant him or her an option to purchase 40,000 shares of our common stock under our 2000 Omnibus Equity Incentive Plan (“Incentive Plan”). These options vest in equal monthly installments over a 48-month period. Following the conclusion of each regular annual meeting of our stockholders, each non-employee director will receive a grant of an option to purchase 2,000 shares of our common stock, in addition to and along with, the automatic grant of an option to purchase 8,000 shares of our common stock as provided for in our Incentive Plan, if, on such date, he or she continues to serve on our Board of Directors. Each option granted to non-employee directors, other than the initial 40,000 share grant, shall be immediately vested and exercisable on the date of grant. Options granted under our Incentive Plan have an exercise price equal to the fair market value of our common stock on the effective date of grant and a term of either ten years, if granted prior to December 2005, or seven years, if granted in or after December 2005. In addition, all options to purchase shares of our common stock previously granted to non-employee directors were amended as of March 15, 2005 to provide for immediate and full acceleration of vesting upon the occurrence of a change of control. All future option grants to the non-employee directors that are not otherwise immediately vested at the time of grant will also immediately and fully vest upon a change of control.

Cash Retainer. Effective May 2006, we pay non-employee directors an annual retainer of $30,000 for serving as a director, an additional annual retainer of $10,000 for serving as a chair of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee, and an additional annual retainer of $50,000 for serving as the lead independent director or independent Chairman of the Board. Prior to May 2006, the annual retainer fee was $20,000 for serving as a director. The retainers are paid quarterly.

The following table sets forth a summary of the compensation paid to or earned by our non-employee directors for services in 2006.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Kevin C. Eichler	$60,000	—	$37,391	(2)	—	—	—	$97,391
Manuel Diaz	$55,000	—	$18,314	(2)	—	—	—	$73,314
Shawn Farshchi(3)	—	—	—		—	—	—	—
Claude Leglise	$15,000	—	—		—	—	—	$15,000
J. Martin O’Malley	$25,000	—	$33,575	(4)	—	—	—	$58,575
Jim Stephens	$7,500	—	$3,659	(5)	—	—	—	$11,159
James Thanos	$30,000	—	$36,883	(2)	—	—	—	$66,883

(1)          The amounts included in the “Option Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to stock option awards in fiscal 2006 and prior years, as described in Statement of Financial Accounting Standards No. 123R.

(2)          Resulting from options to purchase 10,000 shares issued at the conclusion of our 2006 annual meeting of stockholders, with a strike price equal to the fair market value of our common stock on the effective date of the grant. These options were fully vested at the time of grant.

(3)          Mr. Farshchi was appointed February 6, 2007.

(4)          Resulting in part from Mr. O’Malley’s initial grant of an option to purchase 40,000 shares, effective on the day Mr. O’Malley was appointed to our Board of Directors. The strike price of the option equaled the fair market value of our common stock on the effective date of grant. These options vest in equal monthly installments over 48 months, subject to Mr. O’Malley’s continued service on our Board of Directors. In addition, Mr. O’Malley was granted an option to purchase 10,000 shares, which contain those terms described in footnote #2 above.

(5)          Resulting in part from Mr. Stephens’ initial grant of an option to purchase 40,000 shares, effective on the day Mr. Stephens was appointed to our Board of Directors. The strike price of the option equaled the fair market value of our common stock on the effective date of grant. These options vest in equal monthly installments over 48 months, subject to Mr. Stephens’ continued service on the Board.

The following table shows the aggregate number of option awards held by our non-employee directors and outstanding at December 31, 2006:

OUTSTANDING NON-EMPLOYEE EQUITY AWARDS AT FISCAL 2006 YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Weighted average strike price of outstanding options
Kevin C. Eichler	83,500	2,500	$3.76
Manuel Diaz	52,000	—	$5.49
Shawn Farshchi	—	—	—
Claude Leglise	102,000	—	$9.77
J. Martin O’Malley	16,666	33,334	$4.50
Jim Stephens	1,666	38,334	$4.61
James Thanos	93,500	2,500	$3.56

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to sound and effective corporate governance practices. Accordingly, the Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”), which are intended to describe the governance principles and procedures by which the Board functions. Among other matters, the Guidelines cover board composition, board membership criteria, director responsibilities, board committees, CEO evaluation, board self-assessment and succession planning. The Guidelines are available on the Company’s website at http://www.supportsoft.com/investors. Copies of the Guidelines are also available in print upon written request to SupportSoft, Inc., Attention: Investor Relations, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Code of Ethics

The Board of Directors is committed to ethical business practices and, therefore, approved a code of ethics applicable to the Board, senior management including financial officers, and all other employees. The Code of Ethics and Business Conduct (“Code of Ethics”) includes standards to deter wrongdoing and promote honest and ethical conduct; full, accurate, and timely disclosure in reports filed with the Securities and Exchange Commission; compliance with laws; prompt internal reporting of violations of the Code of Ethics; and accountability for the adherence to the Code of Ethics. The Code of Ethics is available on the Company’s website at: http://www.supportsoft.com/investors. Copies of the Code of Ethics are also available in print upon written request to SupportSoft, Inc., Attention: Investor Relations, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Director Independence

The Board of Directors has affirmatively determined, based upon the listing standards of the Nasdaq Global Select Market and applicable laws and regulations, that the following directors, all of whom are standing for election to the Board, are independent: Messrs. Eichler, Farshchi, O’Malley, Stephens and Thanos. The Board of Directors has also determined that the only Director who is standing for election to the Board and is not independent is Mr. Joshua Pickus, President and Chief Executive Officer of SupportSoft. Accordingly, five of the six Director nominees are independent. The Board has also determined that all of the committees of the Board, other than the Non-Section 16 Option Plan Committee, are composed entirely of independent directors. Ms. Radha Basu, who is resigning from the Board of Directors, effective immediately prior to the Annual Meeting of Stockholders, was not an independent director during her tenure as President and Chief Executive Officer or part-time employee.

Executive Sessions

The independent directors will meet at least three times per year in executive session without management directors, non-independent directors or management present. These sessions take place prior to or following regularly scheduled Board meetings.

Board Meetings

The Board of Directors held 17 board meetings during 2006. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve during the time they served on the Board of Directors. Director attendance at the Company’s Annual Meeting of Stockholders is encouraged but not required. The following directors then serving on the Board of Directors attended the 2006 Annual Meeting of Stockholders: Kevin C. Eichler, Radha R. Basu, Manuel Diaz, Claude Leglise, Joshua Pickus, and James Thanos.

Committees of the Board of Directors

During 2006, the Board of Directors had a lead independent director and a Nominating and Corporate Governance Committee, Compensation Committee, Audit Committee, and a Non-Section 16 Option Plan Committee (“Option Committee”).

Lead Independent Director

In March 2005, while the Company’s Chief Executive Officer served as the Chairman of the Board, the Board established a lead independent director position to chair meetings of the non-employee directors and to serve as the liaison between the non-management directors and management. In March 2005, the Board appointed Manuel Diaz as the lead independent director. Mr. Diaz served as the lead independent director until May 2006, when Mr. Eichler was appointed Chairman of the Board. Because Mr. Eichler, a non-employee director, serves as Chairman of the Board, a lead independent director position is no longer required.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary functions are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and oversee matters of corporate governance, including the evaluation of the Board’s performance and processes and assignment and rotation of members of the committees established by the Board. The Nominating and Corporate Governance Committee operates under the Nominating and Corporate Governance Committee Charter adopted by the Board in March 2004. The Charter is available at the Company’s website at http://www.supportsoft.com/investors.

At the beginning of 2006, the members of the Nominating and Corporate Governance Committee were Claude Leglise, James Thanos and Manuel Diaz, each of whom has been determined to be independent as defined by the Nasdaq Global Select Market Rules. In May 2006, Claude Leglise left the Board. In October 2006, Mr. Diaz left the Board. In October 2006, Kevin C. Eichler joined the Nominating and Corporate Governance Committee as Chairman of the Committee. In November 2006, Jim Stephens joined the Committee as well. The current members of the Nominating and Corporate Governance Committee are therefore Messrs. Eichler, Stephens and Thanos. The Nominating and Corporate Governance Committee held five meetings during 2006.

Compensation Committee

Our Compensation Committee is responsible for determining the overall compensation of executive officers of the Company; establishing the appropriate incentive compensation and equity-based programs for the executive officers; reviewing and appraising the annual performance of the Chief Executive Officer; and providing guidance to the Chief Executive Officer for the annual performance appraisals of other executive officers. The Charter of the Compensation Committee is available at the Company’s website at http://www.supportsoft.com/investors.

At the beginning of 2006, the members of the Compensation Committee were Claude Leglise, James Thanos, and Manuel Diaz. Mr. Leglise was the Chairman of the Compensation Committee but in May 2006, Mr. Leglise left the Board. Mr. Thanos began serving as Chairman of the Compensation Committee in May 2006, and Mr. O’Malley was appointed to the Committee in June 2006. In October 2006, Manuel Diaz left the Board. In November 2006, Mr. Stephens was appointed to the Committee. The current members of the Compensation Committee are therefore Messrs. Thanos, O’Malley and Stephens. The Compensation Committee held ten meetings during 2006.

Audit Committee

The Audit Committee’s primary functions are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm, meet and consult with the independent registered public accounting firm, advise and assist the Board of Directors in evaluating the independent registered public accounting firm’s examination, review the financial statements to be included in the filings with the Securities and Exchange Commission, and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. A copy of the Audit Committee Charter adopted in March 2004 is available at the Company’s website at http://www.supportsoft.com/investors.

At the beginning of 2006, the members of the Audit Committee were Kevin C. Eichler, Manuel Diaz and Jim Thanos. In May 2006, Martin O’Malley was appointed as Chairman of the Audit Committee, and Mr. Thanos stepped off of the Committee. In October 2006, after Mr. Diaz left the Board, Mr. Thanos returned to the Audit Committee. The current members of the Audit Committee are therefore Messrs. O’Malley, Eichler, and Thanos. Messrs. O’Malley and Eichler are both financial experts, as defined by the Securities and Exchange Commission, on the Audit Committee. Each of Messrs. O’Malley, Eichler and Thanos has been determined to be independent as defined by the Nasdaq Marketplace Rules. The Audit Committee held seven meetings during 2006.

Option Committee

The sole member of the Option Committee until April 2006 was Radha Basu. Since then, Joshua Pickus has served as the sole member. The Option Committee’s primary function is to determine stock-based compensation awards for the Company’s non-Section 16 reporting employees. The Option Committee took action on 10 occasions during 2006.

Director Qualifications

The Nominating and Corporate Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members given the current Board composition. The Nominating and Corporate Governance Committee attempts to identify individuals who have distinguished records of leadership and success in their arena of activity and who can make substantial contributions to Board operations. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations thereunder, and the rules of the Nasdaq Global Select Market. Specific consideration is also given to: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, hosting, finance and accounting, marketing, consumer behavior, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Corporate Governance Committee does, however, find it appropriate for at least one, and preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission, and that a majority of the members of the Board meet the definition of “independent director” under the rules of the Nasdaq Global Select Market. The Nominating and Corporate Governance Committee also deems it to be appropriate for certain members of management to serve on the Board. When evaluating a candidate for the Board, the Nominating and Corporate Governance Committee does not assign specific weight to any of these factors nor does it believe that all of the criteria necessarily apply to every candidate. At minimum, a director’s qualifications, in light of the above-mentioned criteria, are considered each time the director is nominated or re-nominated for Board membership.

Director Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by Board members and management of the Company. The Committee has, on occasion, retained third-party executive search firms to identify independent director candidates. The Nominating and Corporate Governance Committee will consider persons recommended by the Company’s stockholders in the same manner as a nominee recommended by Board members, management, or a third-party executive search firm. A stockholder who wishes to suggest a prospective nominee for the Board should notify SupportSoft’s Secretary or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate. After completing the evaluation and review, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the person who should be nominated to the Board, and the Board determines and approves the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to SupportSoft’s Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders less than 100 days prior to the meeting date, such nomination shall have been mailed or delivered to SupportSoft’s Secretary not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. Such notice shall set forth as to each proposed nominee who is not an incumbent director (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee, (c) the number of shares of stock of the Company which are beneficially owned by each such nominee and by the nominating stockholder, and (d) any other information concerning the nominee that must be disclosed in proxy solicitations under Section 14A of the Securities Exchange Act of 1934, as amended.

There have been no recent material changes to the procedures by which stockholders may recommend nominees for the Board of Directors.

Each director candidate recommended for election at this year’s Annual Meeting is an existing director seeking re-election to the Board.

Stockholder Communications with the Board

The Board believes it is in the best interest of the Company and its stockholders to maintain a policy of open communication between the Company’s stockholders and the Board. Accordingly, the Board has adopted the following procedures for stockholders who wish to communicate with the Board:

Stockholders who wish to communicate with the Board or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, SupportSoft, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, or by sending an email to IR@supportsoft.com.

Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company’s legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

Certain Relationships and Related Transactions

There were no related party transactions in fiscal 2006. Our Code of Ethics requires the review by an ethics committee of related party transactions. Our ethics committee is comprised of our General Counsel, our Chief Financial Officer and our Director of Human Resources.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 30, 2007 as to shares of the common stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the common stock, (ii) each of the Company’s named executive officers, (iii) each of the Company’s directors as of March 30, 2007, and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage Beneficially Owned(2)
5% Stockholders:
Capital Research and Management Company(3)	3,779,400	8.3%
Royce & Associates, LLC(4)	2,974,400	6.6
Dimensional Fund Advisors LP(5)	2,227,862	5.0
Executive Officers and Directors:
Joshua Pickus(6)	406,249	1%
Ken Owyang(7)	269,844	*
Michael Sayer(8)	120,000	*
Robert Barnum	0	—
Cadir Lee(9)	923,822	2.0%
Chris M. Grejtak(10)	364,895	*
Radha R. Basu(11)	2,201,589	4.7%
Brian M. Beattie	0	*
Kevin C. Eichler(12)	88,000	*
Shawn Farshchi(13)	2,500	*
Martin O’Malley(14)	20,833	*
Jim Stephens(15)	5,833	*
James Thanos(16)	98,000	*
All directors and executive officers as a group (13 persons)(17)	4,501,565	9.3%

                 * Represents less than 1% of the outstanding shares of common stock.

       (1) The address of each officer and director is SupportSoft, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, Attention: Investor Relations.

       (2) To the Company’s knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 30, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing ownership of any other person. Applicable percentage ownership is based on 45,486,342 shares of common stock outstanding as of March 30, 2007.

       (3) Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007. Includes 2,554,400 shares beneficially owned by SMALLCAP World Fund, Inc. Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of 3,779,400 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, including SMALLCAP World Fund, Inc. The address of Capital Research and Management Company and SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

       (4) Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2007. Royce Associates, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported sole voting power and sole dispositive power of 2,974,400 shares of our common stock. The mailing address for Royce Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

       (5) Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2007. Dimensional Fund Advisors LP (“Dimensional”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, may be deemed to be the beneficial owner of 2,227,862 shares of our common stock as a result of its role as investment advisor or manager to various funds. Dimensional reported sole voting power and sole dispositive power of 2,227,862 shares, but disclaims beneficial ownership of such shares. The mailing address for Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

       (6) Includes 406,249 shares subject to options that are exercisable within 60 days of March 30, 2007.

       (7) Include 266,041shares subject to options that are exercisable within 60 days of March 30, 2007. As of March 30, 2007, Mr. Owyang is restricted from selling 72,188 shares obtained through the exercise of such exercisable options as a result of a resale restriction imposed by the Board of Directors as a condition of its acceleration of vesting of certain options in December, 2005.

       (8) Includes 112,500 shares subject to options that are exercisable within 60 days of March 30, 2007.

       (9) Includes 300,000 shares held by Cadir Lee Limited Partnership. Mr. Lee is a general partner of Cadir Lee Limited Partnership and has shared voting and dispositive power over these 300,000 shares. Includes 381,597 shares subject to options which are exercisable within 60 days of March 30, 2007. As of March 30, 2007, Mr. Lee is restricted from selling 42,188 of shares obtained through the exercise of such exercisable options as a result of a resale restriction imposed by the Board of Directors as a condition of its acceleration of the vesting of certain options in December, 2005.

(10) Includes 364,895 shares subject to options which are exercisable within 60 days of March 30, 2007. As of March 30, 2007, Mr. Grejtak is restricted from selling 63,438 of shares obtained through the exercise of such exercisable options as a result of a resale restriction imposed by the Board of Directors as a condition of its acceleration of the vesting of certain options in December, 2005.

(11) Includes 850,589 shares held by Anudip Limited Partnership. Ms. Basu and Dipak Basu are the general partners of Anudip Limited Partnership and share voting and dispositive power. Includes 1,201,000 shares subject to options that are exercisable within 60 days of March 30, 2007.

(12) Includes 86,000 shares subject to options which are exercisable within 60 days of March 30, 2007

(13) Includes 2,500 shares subject to options which are exercisable within 60 days of March 30, 2007

(14) Includes 20,833 shares subject to options which are exercisable within 60 days of March 30, 2007.

(15) Includes 5,833 shares subject to options which are exercisable within 60 days of March 30, 2007.

(16) Includes 2,000 shares held by Budd Thanos Trust. Mr. Thanos and Christine Budd are trustees of Budd Thanos Trust and share voting and dispositive power. Includes 96,000 shares subject to options which are exercisable within 60 days of March 30, 2007.

(17) Includes 2,943,448 shares subject to options which are exercisable within 60 days of March 30, 2007.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company, the Company believes that all of the Section 16 filing requirements were timely satisfied for 2006.

Compensation Committee Interlocks and Insider Participation

At the beginning of 2006, the members of the Compensation Committee were Claude Leglise, James Thanos, and Manuel Diaz. Mr. Leglise was the Chairman of the Compensation Committee but in May 2006, Mr. Leglise left the Board. Mr. Thanos began serving as Chairman of the Compensation Committee in May 2006, and Mr. O’Malley was appointed to the Committee in June 2006. In October 2006, Manuel Diaz left the Board and in November 2006, Mr. Stephens was appointed to the Committee. None of the Company’s Named Executive Officers serves nor, at any time during 2006, served, as a member of the board of directors or compensation committee of any other entity whose executive officer(s) serve as a member of the Company’s Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

THE COMPENSATION COMMITTEE:
James Thanos, Chairman
J. Martin O’Malley
Jim Stephens

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for fiscal year 2006 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with SupportSoft’s independent registered public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of SupportSoft’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent registered public accountants the accountants’ independence from management and SupportSoft, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the Independence Standards Board No. 1. The Audit Committee discussed with the accountants the compatibility of non-audit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of SupportSoft’s internal controls (and remediation efforts made in connection with these evaluations) and the overall quality of SupportSoft’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in SupportSoft’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also retained Ernst & Young LLP to serve as SupportSoft’s independent registered public accountants for the year ending December 31, 2007.

THE AUDIT COMMITTEE:
J. Martin O’Malley, Chairman
Kevin C. Eichler
James Thanos

Principal Accountant Fees and Services

The following is a listing of the services provided by type and amount charged by Ernst & Young LLP to the Company for fiscal years 2006 and 2005:

	Fiscal Year 2006	Fiscal Year 2005
Audit Fees
Audit and review procedures	$899,147	$879,300
Statutory audit	23,446	16,915
Total Audit Fees	$922,593	$896,215
Audit-Related Fees
Accounting consultations	$9,000	—
Total Audit-Related Fees	$9,000	—
Tax Fees
Tax compliance	$30,776	$40,111
Tax advice and planning	28,396	24,591
Total Tax Fees	$59,172	$64,702

Audit Fees.   Audit fees represent fees for professional services provided in connection with the audits of our financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

Audit-Related Fees.   Audit-related fees consist primarily of fees for accounting consultations.

Tax Fees.   Tax fees consisted of fees for professional services related to international tax compliance, and both domestic and international tax advice and planning.

Audit Committee Pre-Approval Policies and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by its independent registered public accounting firm be approved in advance by the Audit Committee, including all of the services described above for the years 2005 and 2006.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By order of the Board of Directors,

Ken Owyang
Chief Financial Officer, Senior Vice President of Finance and Administration and Corporate Secretary

April 9, 2007

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SUPPORTSOFT, INC.
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DESIGNATION (IF ANY)		000000000.000 ext
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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A      Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees as directors for the Company to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	For	Withhold		For	Withhold

01 — Kevin C. Eichler	☐	☐	04 — Joshua Pickus	☐	☐

02 — Shawn Farshchi	☐	☐	05 — Jim Stephens	☐	☐

03 — J. Martin O’Malley	☐	☐	06 — James Thanos	☐	☐

B      Issues

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” the election of directors listed above and “FOR” Proposal 2.

C      Authorized Signatures - This section must be completed for your vote to be counted.  Date and Sign Below.

Please sign EXACTLY as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box
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C O Y +	0 0 8 9 4 6	1 U P X

Proxy - SUPPORTSOFT, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby authorizes JOSHUA PICKUS OR KEN OWYANG, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SupportSoft, Inc. (the “Company”) to be held at the Company’s headquarters at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California on May 23, 2007 at 4:00 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting of Stockholders.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)